Exhibit 99.2
Abercrombie & Fitch
September 2006 Sales Release
Call Script
This is Mike Kramer, Senior Vice President and Chief Financial Officer of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended September 30th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended September 30th, 2006, were $295.3 million compared with $228.3 million last year, an increase of 29%. Comparable store sales for the five-week period increased 10% compared with the five-week period ended October 1st, 2005. Year-to-date sales were $1.963 billion versus $1.634 billion last year, an increase of 20%. Comparable store sales increased 5% for the year-to-date period.
By brand, Abercrombie & Fitch comparable store sales increased 4%. Men’s comps increased by a low single digit; women’s comps increased by a mid-single digit. In the men’s business, strength in knit tops, wovens and

Abercrombie & Fitch
September 2006 Sales Release
Call Script
fragrance offset negative comps in jeans and fleece. In the women’s business, strength in fleece and knit tops offset negative comps in jeans.
In the kids business, abercrombie, comparable store sales increased 17% versus last year. Boys comps increased by high twenties while girls comps increased by low double digits. In boys, knits, graphic t-shirts and jeans were strong. In girls, knits, fleece and accessories performed well.
Hollister comparable store sales increased 15%. Dudes comps increased by a high single digit and Bettys comps increased by high teens. In Dudes, fleece, woven and knit increases were offset by decreases in jeans. In the Bettys business, strength in fleece, knits and pants offset negative comps in jeans.
RUEHL comparable store sales increased 21%. Men’s comps increased by low thirties and women’s comps increased by low teens. In men’s, knit tops and fleece were strong and in women’s, fleece, knit tops and pants were strong.

Abercrombie & Fitch
September 2006 Sales Release
Call Script
Despite the posting of negative comp sales in jeans across most of our businesses, jeans continues to be a major classification, generating both strong sales productivity and contribution to gross margin.
As a result of our current business trends we are increasing our previously issued net income per share guidance of $3.15 to $3.20 per fully-diluted share for the second-half of fiscal 2006 (including a charge of $0.02 attributable to FAS 123(R)) to now be in the range of $3.25 to $3.30 per fully-diluted share. Based on this guidance we now expect our fully-diluted net income per share to be in the range of $4.59 to $4.64 (including approximately $0.10 attributable to FAS 123(R)) for the full year.
We will announce October sales on Thursday, November 2nd. Thank you.

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